Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated June 19, 2007, relating to the consolidated financial statements of YPF SOCIEDA ANONIMA (“YPF”), which report expresses an unqualified opinion and includes an explanatory paragraph stating that the accounting principles generally accepted in Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America, that the information relating to the nature and effect of such differences is presented in Notes 13, 14, and 15 to the consolidated financial statements of YPF, and to the management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 20-F of YPF for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Buenos Aires, Argentina
February 29, 2008

Deloitte & Co. S.R.L.

/s/ Ricardo C. Ruiz
Ricardo C. Ruiz
Partner